7C.

List the name of each series or portfolio below and give a consecutive number to each series or portfolio starting with the number 1:

 Series
 Number*         Series Name                           Last?
 ----           -----------------------------------   -------
 100**          TREASURY MONEY MARKET FUND              N
 101***		COMMODITIESPLUS SHORT STRATEGY FUND     N
 102***		COMMODITIESPLUS STRATEGY FUND	        N
 103***		HIGH YIELD SPECTRUM FUND	        N
 104*** 	FX STRATEGY PORTFOLIO		        N
 105***		SENIOR FLOATING RATE PORTFOLIO	        N
 106***		REALRETIREMENT 2015 FUND                N
 107***		REALRETIREMENT 2025 FUND                N
 108***		REALRETIREMENT 2035 FUND                N
 109***		INTERNATIONAL FUNDAMENTAL INDEX PLUS
 		TR STRATEGY FUND		        N
 110***		SMALL COMPANY FUNDAMENTAL INDEXPLUS
		TR STRATEGY FUND	                N
 111***		SENIOR FLOATING RATE FUND               N
 112***		TOTAL RETURN FUND IV	                N
 113***		INFLATION RESPONSE MULTI-ASSET FUND     N
 114***		CREDIT ABSOLUTE RETURN FUND	        N
 115***		REALRETIREMENT 2045 FUnD 	        N
 116***		SHORT-TERM FLOATING NAV PORTFOLIO III 	N
 117***		LIQUID ASSET(S) FUND        	 	N
 118***		LONG DURATION FUND			N
 119***		STOCKPLUS MUNICIPAL-BACKED FUND 	N
 120***		MODERATE DURATION PORTFOLIO	 	N
 121***		LOW DURATION PORTFOLIO		 	N

*Assigned a series number of 100 or higher

**The funds/portolios listed have been registered but have not commenced operations as of MARCH 31, 2012.

***See the latest shareholder reports for additional information on the funds/portfolios listed.